EXHIBIT 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference of our audit letter dated March 8, 2012, included in the Annual Report on Form 10-K of Voyager Oil & Gas, Inc. for the fiscal year ended December 31, 2011, as well as in the notes to the financial statements included therein.

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ C.H. (Scott) Rees III

By:	C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas
March 12, 2012